EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q2 2018 Earnings Call

Company Participants:

T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Second Quarter Earnings Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry of Investor Relations. Please go ahead.

Heather T. Gentry:

Thank you, operator. Welcome to Lexington Reality Trust's second quarter 2018 conference call and Webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investor section, and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions. However, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington's actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements. In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure.

Any references in these documents to adjust the company FFO refer to adjusted company funds from operations available to all equity holders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flow.

On today's call, Will Eglin, CEO; Pat Carroll, CFO; and Executive Vice Presidents, Brendan Mullinix, Lara Johnson and James Dudley, will provide commentary around our second quarter results.

I will now turn the call over to Will.

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T. Wilson Eglin:

Thanks, Heather, and good morning, everyone. We were pleased with our second quarter results. Same-store NOI increased approximately 1% year-over-year, and our portfolio lease at June 30 remained high at 97.3%. While we posted a slight net loss of $0.01 per diluted common share, we generated $0.25 of adjusted company FFO per diluted common share. Solid investment activity resulted in the purchase of $137 million of high-quality industrial assets, raising revenue from our industrial properties to nearly 49% of our total portfolio revenue, up from 41% just a year ago.

We continue working diligently to reposition our portfolio, so that it consists primarily of single tenant net lease industrial assets. Our current pipeline includes a number of assets that fit our desired investment criteria of well-located Class A industrial facilities in primary and secondary industrial markets. Demand continues to be strong for industrial product. And while bidding can be competitive for these types of assets, we are finding opportunities that we believe will benefit the company's longer-term growth profile.

To date, we're more than halfway through our announced $250 million to $300 million disposition plan, with $175 million of dispositions completed. As discussed on our first conference call, we would expect this figure to increase as we accelerate our efforts to sell our office properties. We remain committed to reducing our office and nonindustrial exposure in a meaningful way and continue to work through how to achieve this most effectively.

In contemplating a potentially shorter holding period for our nonindustrial property assets, during the quarter, we conducted a detailed impairment analysis of these properties, which resulted in $35 million of impairment charges. Pat will discuss these in more detail shortly. We will continue to keep you updated on our progress as we accelerate the transition of our portfolio.

Our balance sheet remains in good shape, with leverage at 6.2x net debt to adjusted EBITDA at quarter- end, unsecured debt to unsecured NOI leverage at 5.9x and unencumbered NOI of 73%. We utilize our credit facility during the quarter to help fund our recent industrial purchases.

Additionally, we financed a cold storage facility in Warren, Michigan, which generated approximately $26 million in gross proceeds. While we are still in favor of asset sales over financings, we will selectively finance certain properties if we believe it is the right business strategy for that asset.

I will now turn the call over to Brendan to discuss investments.

Brendan Mullinix:

Thanks, Will. Investment activity for the quarter included the purchase of 2.9 million square feet of industrial product for $137 million at GAAP and cash cap rates of 7.3% and 5.8%, respectively. This included the 2-property industrial transaction we highlighted on our first quarter call. This property is located in 2 different parks. And a core industrial submarket in Memphis are net leased to Sephora and Hamilton Beach for a weighted average lease term of approximately 7 years. Additionally, we purchased a 1 million square foot Class A industrial facility in Edwardsville, Illinois, net leased to Spectrum Brands Pet Group, for approximately 12 years. As we think about future investments, we continue to be interested in good quality, well-located industrial assets in primary and secondary markets, but we remain disciplined in our underwriting. Our pipeline includes a number of new industrial investments we are currently reviewing for purchase.

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Regarding our Etna, Ohio joint venture, the infrastructure buildout is still in process. The Columbus bulk distribution continues to attract interest from large users looking at the market for potential build-to-suit, and we believe our project is well positioned to compete in the Columbus market.

I'll now turn the call over to Lara to discuss dispositions.

Lara Johnson:

Thanks, Brendan. During the quarter, we sold $66 million of assets at average GAAP and cash cap rates of 7.2% and 6.2%, respectively. Consistent with our strategy of disposing of non-core assets, these sales included an office asset and 2 retail assets, one of which was vacant. Year-to-date, we've sold approximately $175 million of properties at average GAAP and cast cap rates of 7.7% and 7.2%, respectively.

We have good visibility on dispositions that will potentially close in the next few months, pending further buyer due diligence and customary closing conditions, that would place us at the high end of our announced $250 million to $300 million disposition plan for the year. The market remains favorable for sale, and we continue to work on other transactions that would allow us to surpass our dispositions guidance for the year. These dispositions are expected to include the sale of both short- and long-term lease office properties. We believe that by significantly reducing our office exposure and focusing on high-quality industrial investments, we are positioning the portfolio for improved total returns to shareholders over the long term. As we gain more certainty on future transactions, we will provide updates to you.

With that, I will turn the call over to James, who will provide an update on leasing.

James Dudley:

Thanks, Laura. We leased approximately 330,000 square feet of space during the quarter, which included 2 office extensions and 3 new office leases. Our portfolio was 97.3% leased at quarter-end with a weighted average lease term of 8.8 years. On the extensions, GAAP rents increased by $53,000 and cash rents were down $117,000. This reduction in cash rents was a result of our negotiation for an 11.5-year extension with Versum Materials in our Tempe, Arizona property in exchange for a slightly lower rent. We also signed a 5-year office lease extension with Huntington Ingalls in Pascagoula, Mississippi, in which GAAP and cash rents stayed the same. No TI dollars were given on either lease extension.

During the quarter, we signed a new lease with Nissan for the additional office space in our Irving, Texas office property. Nissan now occupies the full 268,000 square feet of space. We also signed a new 10-year lease to commence in February 2019 with Consumer Cellular at our
Redmond, Oregon office property. The space is currently leased to T-Mobile through January 2019. There will be a step-down in both GAAP and cash rents of approximately 500,000 and 900,000, respectively when Consumer Cellular takes over the space in February 2019.

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Subsequent to quarter-end, Honeywell exercised a 5-year extension for their lease expiring in 2019 in our 252,000 square foot office space in Glendale, Arizona. This extension included a 2% increase in cash rent with no TIs, leasing or other transaction costs.

Now that we have resolved the majority of the 2018 lease expirations, we are proactively addressing both office and industrial lease expirations in 2019 and beyond, while working to lease other properties where we have no move-outs.

On the office side, we continue to market for sale or lease our recently vacated property in Wallingford, Connecticut and our Overland Park, Kansas property currently leased to Swiss Re through the end of 2018, which is likely to be conveyed to the lender at maturity if we cannot find a tenant or buyer.

Looking ahead, following the Honeywell lease extension, we have 7 substitutive office lease expirations remaining in 2019. As discussed on previous calls, we continue to market for sale or lease our other Swiss Re property in Kansas City, Missouri, which is also likely to be conveyed to the lender at maturity if we cannot find a tenant or buyer. And 2 other properties are expected to be sold to their tenants.

We are actively working on the remaining 4 expirations. Of the 4 properties, we have one known move-out at this time. Ricoh, our current tenant in the 79,000 square foot Houston, Texas property, has indicated that they will not be renewing their lease in January 2019, and we have begun marketing the property for lease.

Regarding our 2018 industrial lease expirations, we are in active discussions for a lease renewal with our tenant, Jacobson Warehouse, whose lease expires at the end of 2018 at our Rockford, Illinois property.

As discussed on previous calls, known move-outs near the end of the year include our facilities in Duncan, South Carolina, Henderson, North Carolina and Plymouth, Indiana. We remain optimistic about capturing potential value in each of these cases as we continue to market all 3 properties for lease or sale, particularly given the strong demand that continues for industrial properties.

Looking to 2019, we have begun discussions with L'Oreal, whose lease expires in October of 2019, for renewal of our 649,000 square foot facility in Streetsboro, Ohio.

I will now turn the call over to Pat, who will discuss financial results.

Patrick Carroll:

Thanks, James. For the second quarter, gross revenues were approximately $105 million compared with gross revenues of $96 million for the same time period in 2017. The increase in revenue was primarily a result of revenue generated from 2017 and 2018 property acquisitions, new leases and $3.5 million due to the acceleration of below-market leases for certain properties, in which the tenant's renewal option expired, offset by sales.

We had a net loss attributable to common shareholders for the second quarter of approximately $3 million or $0.01 per diluted common share compared to net income attributable to common shareholders of approximately $6 million or $0.02 per diluted common share for the same time period in 2017. The difference relates primarily to the timing of gains on sales and impairment charges recognized on properties. We expect the net income attributable to common shareholders guidance range to be $0.24 to $0.27 per diluted common share in 2018. This range is always subject to change.

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Adjusted company FFO for the quarter was approximately $62 million or $0.25 per diluted common share compared to $57 million or $0.23 per diluted common share for the same time period in 2017. The increase relates to new property acquisitions and new leases. At quarter-end, our adjusted company FFO payout ratio was 71%. Same-store NOI for the 6 months ended June 30, 2018 was approximately $148 million, up 0.6% when compared to the first 6 months of 2017.

Same-store percentage lease at the end of the quarter was 96.4% compared to 98.7% for the same time period in 2017. The decrease in the percentage lease was primarily the result of the vacancy of our 780,000 square foot Memphis industrial facility.

Dispositions during the quarter resulted in a gain on sale of approximately $14 million. As Will discussed earlier, we conducted a detailed impairment analysis of our nonindustrial properties during the quarter, given our interest in accelerating our disposition efforts. This resulted in $35 million of impairment charges, comprising $21 million of recognized charges before office assets and $14 million for 8 retail assets.

Two of the retail assets were sold during the quarter. More specifically, the office impairment charges included $11 million for 2 properties currently under contract to sell, $4.7 million on a property currently being marketed for sale and $5.6 million on the Kansas City, Missouri Swiss Re property that has a $15.2 million nonrecourse mortgage balloon payment due in May 2019. We wrote the Swiss Re asset down to the estimated fair value of $9.4 million, approximately $5.8 million less than the mortgage balance.

The retail impairment charges relate primarily to the 5 Kmart assets, whose leases expire in January 2019. Property operating expenses were $11 million for the quarter, approximately $2 million or 16% lower than for the same time period in 2017. The reduction relates primarily to the sale of properties and operating responsibilities, including vacant properties.

Leasing costs and tenant improvements were approximately $1.9 million in the second quarter. We have budgeted approximately $11 million in TIs and leasing costs for the remainder of 2018, although this is subject to change as we address future lease expirations and dispositions.

G&A expenses were approximately $7.4 million in the second quarter of 2018, a decrease of approximately $700,000 compared to the second quarter of 2017. This was primarily the result of reduced professional fees. We expect our 2018 G&A budget to be approximately $32 million.

Our goal remains to simplify operations, with a focus on lowering operating costs.

Taking a look at the balance sheet. At quarter-end, we had $147 million of cash, including cash classified as restricted, which primarily is cash held at 1031 exchanges. We had $172 million of assets held for sale at the end of the quarter due to our increased sales efforts. At quarter-end, our consolidated debt outstanding was approximately $2.1 billion, with a weighted average interest rate of approximately 3.9% and a weighted average term of 6.5 years. Fixed charge coverage was approximately 2.8x, and leverage was 6.2x net debt to adjusted EBITDA at the end of the second quarter. We remain very comfortable with current leverage levels.

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During the quarter, we borrowed $95 million on a revolving credit facility to end the quarter with a total of $310 million available. Borrowings we used primarily to fund acquisitions during the quarter.

We financed an industrial freezer facility in Warren, Michigan during the quarter, which resulted in approximately $26 million in gross proceeds. The loan matures in November 2032 with a fixed interest rate of 5.4%. This brought our outstanding mortgage debt at quarter-end to $709 million at a weighted average interest rate of 4.6% and a weighted average term of slightly over 10 years.

Our unencumbered asset base was approximately $3.4 billion at the end of the quarter, representing approximately 73% of our NOI as of June 30, 2018.

Also, during the quarter, we repurchased 130,000 common shares at an average price of $0.per share. As of June 30, 2018, we had approximately 5.7 million common shares remaining under our authorization.

Now I'll turn the call back over to Will.

T. Wilson Eglin:

Thanks, Pat . Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

Operator

(Operator Instructions) Our first question comes from Craig Mailman of KeyBanc Capital Markets.

Craig Mailman:

Good morning guys. Just wanted to start on the 3 industrial acquisitions this quarter. Just curious if you could give us kind of a breakdown of the cash cap rates for the 2 longer-term assets versus the one with 3 years of term loan, and maybe, just more broadly, provide us some thoughts on how you guys look at industrial acquisitions and what the price differential maybe should be for deals with term on it versus maybe something with a shorter fuse.

Brendan Mullinix:

Sure. The 2 assets in the Memphis market that we acquired earlier in the year, unfortunately, the contract terms requires confidentiality from us. But I can speak more specifically to the Spectrum Brands property in Edwardsville, which was a 6.12% going in cap rate. And then in terms of the longer term versus shorter term, it's really kind of hard to generalize. I guess, I'd say that, that cap rate is not our sole investment consideration. When we see other opportunities for better long-term investment returns, we'll consider it, such as in the Hamilton Beach investment.

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T. Wilson Eglin:

Yes. Craig, it's really situation-specific. On a shorter lease, the rent is below market. The cap rate may be comparable to a longer lease asset. So very, very hard to draw a general conclusion.

Brendan Mullinix:

Right. And the Hamilton Beach transaction, the rent was $2.55 a foot. It increased in July by 4%, and it increases next July by about 6% and about 9% in the following year. So that shorter-term lease, in addition to an attractive going-in basis, had very substantial annual escalation.

Craig Mailman:

What do you think market rent is in that market for that asset?

Brendan Mullinix:

I would say that it's closer to $3 or low $3s.

Craig Mailman:

Okay, that's helpful. Then, I guess, just bigger picture. Will, I know we've talked in the past about the accelerated sales and maybe looking to rip the band aid off and selling a substantial portfolio of your longer-term lease offers assets. I'm just curious kind of where you guys are in that thinking, and more broadly kind of just accelerating the toll repositioning, and maybe doing a review of the dividend at the same time.

T. Wilson Eglin:

Well, as we've said, we are working on transitioning the portfolio toward being close to a pure play on single tenant industrial net lease real estate. Our disclosure policies are simply based on what we have visibility on, in contracts we want to sell. So we're going to be cautious and conservative until we have transactions under contract. But we are working very hard on accelerating the volume of office dispositions. And as soon as we have more clarity on that, we'll update everyone. Clearly, selling out of office and either deleveraging or reinvesting in industrial is dilutive. So far, by proceeding cautiously, we've been able to manage that dilution. But transitioning more quickly is not just a function of wanting to transition all the way to one asset class, but it also recognizes that, right now, it happens to be a very good sellers market, and there is a public to private arbitrage that's being driven by the financing available to private buyers. So you're right to point out the dilutive effect of that transition. But let's face. We traded a multiple of 9x, and a net lease industrial read should probably trade somewhere in the mid-teens. And we think that there's value in taking that dilution for the multiple expansion.

Craig Mailman:

No, I agree. And that's kind of my point, is why not just rip band-aid off quicker, do the dividend cut? You guys are already trading at a substantial discount. I don't know what the market reaction to the downside would be from here. I'm just curious as, have you guys kind of hired someone to market a bigger package? Have you guys kind of formally gone down that road? Or is it just you're evaluating the market, you'll let us know if we get there? I'm just kind of curious where you guys are in the process, and how -- what the probability is of a bigger transaction coming to fruition.

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T. Wilson Eglin:

We have assets in the market right now that are well in excess of the guidance that we've given. And we agree with what you've said about the strategy and the value of accelerating the transition. But again, we want to deal in absolutes. And as soon as we have transactions that are disclosable, we'll disclose them.

Craig Mailman:

Okay great, thank you.

Operator:

Our next question comes from Sheila McGrath of Evercore.

Sheila McGrath:

Yes. Will, for the quarter, you were pretty active on lease extensions and longer new leases, 5 to 11 years. I imagine that's pretty value-enhancing for office sales. Are all those assets that you had leased extensions on, are they part of the portfolio that you're marketing for sale?

T. Wilson Eglin

No, that was -- if we were looking at those particular properties, sometimes getting a lease extension is a gating item for putting a property on the market for sale. One of the challenges for us in terms of monetizing the value in our shorter-lease office portfolio is that if you have a 3- or 4-year lease, and you think you might get a renewal, you shouldn't sell the building to an investor who's going to think you have a vacancy in 4 years. So you're right as we work through the process on the shorter-lease up, when we get a renewal, that might -- as I say, a gating item toward marketing an asset for disposition on a one-off basis.

Sheila McGrath:

Okay. That's helpful. Just you've mentioned in your prepared remarks some of the office buildings. You may just refinance some rather than sell them. What drives that decision? Is it pricing, tax situation? Or when does it make more sense to refinance the building?

T. Wilson Eglin:

We did one stand-alone mortgage in the quarter on a cold storage facility in our industrial portfolio. So we really use secured financing when we have an asset where the basis is high on a per foot basis and where, in that case, where we could get 15-year match funded financing against the lease term. Earlier this year, we were in the market to look at financing some office buildings. And we essentially changed our strategy. We thought the debt quotes were so good that it would support greater disposition activity as opposed to just financing the assets than continuing to hold them. So we've only done 3 office investments in the last few years. Two of them were 15-year leases, where we did match-funded financing. We think that, that likely supports a higher asset valuation on the disposition side. And then the third one was the Dow Chemical transaction, where we were in the asset for also $166 million roughly in finance staff with a 20- year mortgage of $197 million. So that's an asset now that, next year, at some point, we will held that asset for 2 years. So there may be an opportunity to sell that and drive a lot of leverage off the balance sheet.

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Sheila McGrath:

Okay. And last question on, are there any metrics that you could give us on how the capital expenditure profile would change for Lexington shifting from a mix of office and industrial, and then, looking forward, being more pure-play industrial? Any like kind of data points that you could point to how that changes?

Patrick Carroll:

Yes. Sheila, it's Pat. If you look -- if want to look historically, what we've done in the first 6 months of the year, the cash outlay, the TIs and leasing commissions, about $9 million of them relate to office, and only about $187,000 relate to industrial. So this distinction between office and industrial is significant. And in my prepared remarks, when I said $11 million, again, an exceedingly amount of that money relates to our office assets. So the cost of re-tenanting and doing tenant improvements into the industrial portfolio is so much cheaper than the office.

Sheila McGrath:

Okay, great. Thank you.

Operator:

Our next question comes from Todd Stender of Wells Fargo.

Todd Stender:

Okay, thanks. This probably goes back to Brendan. With the Hamilton Beach asset, can you go through those rents again? It sounds like there were some above-market rent bumps of going into lease expirations. So maybe what the rents were, and then with the market rent. I'm sorry I didn't catch that.

Brendan P. Mullinix:

Sure. When we initially acquired the asset in April, the in-place rent were $2.55 a foot, and beginning this July going to a $0.10 increase. Next July, there's a $0.15 increase. And the following, there's a $0.25 increase. So that worked out to be roughly 4%, 6% and 9% over those 3 years. So yes, we would agree. They're above-market escalations. And that just had to do with the original structuring o the lease, where the escalations were back-ended. In terms of where we think market would be for a facility like that today, we would take it at somewhere around $3 to low $3s.

Todd Stender:

Was that a shorter-term lease that they re-signed in the last couple of years? Or this was a long-term lease that just have these back-ended bumps?

Brendan P. Mullinix:

Yes. It was originally a longer-term lease. That was signed in 2010, in a week market.

Todd Stender:

And then the lease extension you had with Versum Materials, that one wasn't coming due until 2022, but it looks like the cash rent rolled down. I just want to see what went on there.

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James Dudley:

Yes. It was a slight rent roll-down for the longer-term extension. It was also paired with their ability to expand the facility. So it was adding an expansion option and getting a longer-term lease on what's somewhat of a specialized facility. They have a lot of allowed space there. So we thought that getting a longer-term lease with a minimal roll-down was a good strategy just to solidify the asset.

Todd Stender:

And just staying on that theme, the Honeywell lease renewed, it sounds like the rental rate stepped up, how much more lease term did you get?

James Dudley:

We got an additional 5 years.

Todd Stender:

And then, Pat, the LT -- what's the LTV on the mortgage you've put on the Warren, Michigan asset? It looks like a pretty good amount of proceeds in $26 million. How did that look?

Patrick Carroll:

Yes. It was about like 65%. The balloon is about -- is close -- well, right now, it's about $100 a foot. But it's about 65% LTV.

Todd Stender:

All right. So interest only for several years, and then okay.

Operator:

Our next question comes from John Guinee of Stifel.

John Guinee:

Great, great. Okay. So shifting from a finance rate to an industrial rate, sort of ripping off the band-aid, most likely it takes you -- maybe you need to get to about 85% industrial, 15% other in order to claim victory. Is that a fair number? Or -- and when do you think you can get there, sort of 85%, 15% flip?

T. Wilson Eglin:

That's a fair number, John. I think we would feel kind of like it would be a success if we could be there by year-end next year. I think that would -- we would feel like we have a lot of success in the transition. In the office portfolio, about 60% of it is a relatively long weighted average lease term, and there's quite a liquid market for that asset type right now. Balance of the portfolio is where we have weighted average lease term of sort of roughly 4 years, and that's where the binary outcome at the end of the lease term determine so much of the value. So like I said, monetizing the longer-lease assets, it's relatively easy compared to maximize value in the balance of the portfolio. So in that shorter-lease portfolio, that's where we still want to make sure that we're doing the work and proceeding in a way that maximizes the value of each of those assets. But we think we can accomplish a lot in that portfolio through year-end next year.

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John Guinee:

Got you. Okay. So that's impressive, ripping off the band-aid aggressively. So then to kind of go to the -- maybe this is a little bit early, but when do you become vertically integrated with a development platform clearly if you're in the build-to-suit business? You want to also be in the development business. When do you overhaul your board so your board is much more industrial-focused? When do you have a different location than maybe Penn Station, which is a finance REIT-type location versus where an industrial REIT might be headquartered?

T. Wilson Eglin:

Well, we have an exceptional board, I must say, with a wide variety of skill sets to help us implement our business strategy and support our overall objectives. So I don't contemplate any change there, for sure. We do have our asset management group located in Dallas, Texas, and we've been adding personnel there over the years. And it may be that we have more personnel there going forward. Having a New York footprint is expensive, and we are mindful of trying to shrink our G&A. I mean, clearly, New York is an expensive place to be headquartered, but it's also an important place to be headquartered from -- certainly from a capital market standpoint. And having a principal part of our deal team here is also important to us.

John Guinee:

Great.

T. Wilson Eglin:

The transition, we're committed to it, John. We understand that everyone on the call would like us to come out and say we promise to do X, Y and Z. But we just prefer to have transactions under contract before speaking publicly about them.

John Guinee:

Do you think the -- if you're looking for a role model, would it be up STAG or Duke or Rexford? Or who do you think a good role model would be where you ascribe to be in a couple of years?

T. Wilson Eglin:

There are many good industrial companies out there, John. I wouldn't rather pick one.

John Guinee:

Okay, thanks.

Operator:

[Operator Instructions] Our next question comes from William Segal of Development Association.

William Segal:

It may be to Brendan and James. As you are moving to industrial, you've got some older industrial, newer and, I guess, build-to-suit. What trends are you seeing in the type of building and properties that you're building as opposed to maybe a 20-year-old industrial building, higher ceiling heights? Anything else that you're doing to -- in the modern industrial world?

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Brendan P. Mullinix:

This is Brendan. Well, I mean, I think one of the things that you can probably take from our recent acquisitions is that we continue to see a lot of demand from larger bulk distribution users. So we're certainly seeing larger facilities. And then in terms of building specs, there are many specs that go along with larger buildings. As you referenced, 36-foot clear height, certainly. And then significant -- it depends on the user. E-commerce has high employee parking requirements. Really, it's all over the board. Trailer park, significantly more trailer parking for certain types of users. So there's a variety of Class A standards that are pretty well understood for modern Class A bulk distribution.

William Segal:

Thank you very much.

Operator:

Our next question comes from -- is a follow-up from Sheila McGrath of Evercore

Sheila McGrath:

Yes. I just wanted to clarify, many of the other industrial REITS out there that John mentioned due are multi-tenant and require much more intensive asset management and focus on the market. Is Lexington still going to be focused more on acquisition of the longer-term net lease industrial assets? I just want to confirm that strategy.

T. Wilson Eglin:

Yes. No. We're going to stick with our knitting. We're going to stay focused on single tenant net leased industrial. Right now, we have a weighted average lease term in our portfolio of 10 years. And industrial companies with shorter weighted average lease term trade better, but we're not going to meaningfully change our strategy from that standpoint. The question that John asked about when do we become a developer is sort of an interesting one. I think the thing that we're primarily focused on is transitioning away from office to more single kind of industrial. And our clients are private merchant builders. So, we would have to weigh the value of becoming a competitor with them versus continuing to execute our strategy, which has been to provide capital to them. So, no, Sheila, our focus is on, just to be clear, single tenant net leased industrial. We're not -- it may be that every once in a while, we purchase a building with one tenant for 80% of the space, and maybe a smaller tenant for another one. But no radical change away from our net lease orientation.

Sheila McGrath:

Okay. And one more question. Maybe this is for Pat. When you contemplate the office sales, how will it be determined if the proceeds will be mostly 1031 into industrial assets? Or will it be to pay down debt? Are there some tax considerations that you have to consider as well?

Patrick Carroll:

Well, we always consider the tax implications of anything that we do. To the extent that we feel we need to 1031 the money, it will be 1031. To the extent that we don't, we will pay down the shorter term, like the revolver, and then go from there. But it's on a case-by-case basis, Sheila.

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Sheila McGrath:

But would it if -- are you going to try to avoid having a special dividend, I guess, is a better way to ask it?

Patrick Carroll:

Well, right now, we're not contemplating a special dividend.

Operator:

Our next question comes from John Massocca of Ladenburg Thalmann.

Brandon Travis:

This is Brandon Travis on for John. The expected TI and leasing commissions still going to be $19 million, just given the relative amount of spending? Or was that related to the $11 million update earlier?

Patrick Carroll:

Well, we have projected for the remainder of the year is $11 million, which would be $19 million in total.

Brandon Travis:

Okay. And I'm not sure if you commented on the One World Technologies asset and held for sale bucket. But as a long term -- a long lease term industrial asset, is that necessarily a core investment for you, guys?

Patrick Carroll:

It is a long-term industrial asset. It's a large square footage asset. However, we've been in discussion and got a price that we're very comfortable with. So we've put it as held for sale.

Brandon Travis:

Okay. Thank you.

Operator:

This concludes our question-and-answer session. I would like to turn the conference back over to Will Eglin, CEO, for any closing remarks.

T. Wilson Eglin:

Thank you, everyone, for joining us this morning. Please visit our website or contact Heather Gentry if you would like to receive our quarterly materials. In addition, you may contact me or the other members of senior management with any questions. Thank you, and have a great day, everyone.

Operator:

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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